Exhibit 99.1

System1 Receives Notice of Non-Compliance with New York Stock Exchange Listing Rules

LOS ANGELES, CA – December 12, 2025 – System1, Inc. (NYSE: SST) ("System1" or the "Company"), today announced that it was notified by the New York Stock Exchange (the "NYSE") that it is currently not in compliance with Section 802.01B of the NYSE Listed Company Manual because its 30 trading-day average market capitalization was less than $50 million and its last reported stockholder’s equity as of September 30, 2025 was less than $50 million. The Company has a period of 18 months to cure the market capitalization and/or stockholder’s equity deficiencies, subject to NYSE’s approval of the Company’s business plan to demonstrate its ability to regain compliance with such deficiencies within the 18-month cure period.

The Company will notify the NYSE by December 22, 2025, that it intends to submit a business plan by January 22, 2026, to cure the market capitalization and/or stockholder’s equity deficiencies in order to return to compliance with the NYSE's continued listing standards. The Company intends to consider all available alternatives to cure the deficiencies identified by the NYSE.

About System1, Inc.

System1 operates several flagship brands across multiple consumer verticals, including shopping, travel and search, and a best-in-class customer acquisition and marketing platform powered by AI and machine learning. The Company's platform is omnichannel and omnivertical, delivering high-intent customers to its advertising partners to maximize their reach and effectiveness. For more information, visit www.system1.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, particularly any statements or materials regarding System1’s future results. Forward-looking statements include, but are not limited to, statements regarding System1 or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Investors:
System1 Investor Relations
ir@system1.com